As filed with the Securities and Exchange Commission on February 22, 2023

Registration No. 333-257720

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-4

REGISTRATION STATEMENT NO. 333-257720

UNDER

THE SECURITIES ACT OF 1933

1Life Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0707204
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification Number)

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 814-0927

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amir Dan Rubin

Chief Executive Officer and President

1Life Healthcare, Inc.

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 814-0927

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christodoulos Kaoutzanis

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3445

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-4 (the “Registration Statement”) filed by 1Life Healthcare, Inc., a Delaware corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-4 (File No. 333-257720) registering 56,144,278 shares of common stock of the Company, par value $0.001 per share, filed with the SEC on July 6, 2021 and as amended on July 14, 2021, in connection with an offer to exchange such securities for shares of common stock of Iora Health, Inc., par value $0.01 per share, and shares of preferred stock of Iora Health, Inc., par value $0.01 per share, in connection with a merger.

On February 22, 2023, pursuant to the Agreement and Plan of Merger, dated as of July 20, 2022 (the “Merger Agreement”), by and among the Company, Amazon.com, Inc., a Delaware corporation (“Parent”), and Negroni Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the Company became a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on February 22, 2023.

1LIFE HEALTHCARE, INC.

By:	/s/ Amir Dan Rubin
Amir Dan Rubin Chief Executive Officer and President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.